Reclassification of Capital Accounts:
The Fund accounts for
and reports distributions to
shareholders in accordance
with the American Institute
of Certified Public Accountants'
Statement of Position 93-2:
Determination,
Disclosure, and
Financial Statement Presentation of
Income, Capital Gain, and
Return of Capital Distributions
by Investment Companies.
The effect of applying this
statement was to increase
undistributed net investment
income by $5,599,755,  increase
accumulated net realized loss
on investments by
$5,422,120, and decrease paid
in capital in excess of par
by  $177,635 for realized foreign
currency gains during the
year ended December 31, 1997.
Net investment income, net realized
gains and net assets were not
affected by this change.